Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman or Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

InfuSystem Holdings Reports 14.5% Revenue Increase and

Approximately $3.6 Million of Adjusted EBITDA for the Third Quarter of 2008

Madison Heights, Michigan—November 5, 2008 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced financial results and provided a business update for the third quarter ended September 30, 2008.

Mr. Steve Watkins, chief executive officer, commented, “We are pleased to report a solid 14.5% increase in revenue for the third quarter of 2008, compared to the results of InfuSystem, Inc. for the same period last year, while under its prior ownership. Since our acquisition of InfuSystem, Inc. during the fourth quarter of 2007, we have generated very strong cash flow. During the third quarter alone, we achieved $3.6 million of adjusted EBITDA and now have approximately $10.8 million of cash and cash equivalents as of September 30, 2008.”

“During the third quarter, we signed agreements with 9 new managed care organizations. Our increasing number of contracts and covered lives is further evidence of our overall market penetration and acceptance. We are the only nationwide provider of ambulatory infusion pumps with contracts in place with most national and regional insurance providers. We see this as a significant competitive advantage, since physicians prefer to work with a single provider that can accept insurance from most or all of their patients. Other competitive advantages include: our vast pump selection; our nationwide sales force; and most importantly, our 24-hour staffed nurse hotline for patient questions and assistance. Given these strengths, we continue to explore acquisitions and strategic partnerships that should enable us to expand our product and service offering in order to leverage our deep penetration into oncologist practices across the U.S.”

Mr. Watkins concluded, “We are also continuing to make headway on a number of operational initiatives designed to boost revenue and enhance efficiency within the organization. These initiatives include upgraded computer systems and software to: support our sales initiatives; improve inter-departmental communication; and streamline billing. In response to our customers’ requests, we have also implemented an on-line ordering system whereby oncology practices can order pumps directly through our website. This simplifies the ordering process for our customers while providing operational benefits to our company.”

Financial Results

Revenue for the third quarter ended September 30, 2008 was $9.0 million, versus $0 for the same period in 2007, which reflects the revenues recognized by InfuSystem Holdings, Inc. following the acquisition of InfuSystem, Inc. from I-Flow Corporation.

Operating income for the third quarter of 2008 was $1.6 million versus an operating loss of ($699,000) for the same period in 2007. The increase in operating income for the third quarter of 2008 reflects revenue and operating expenses recorded for InfuSystem, Inc. following the acquisition.

The net income for the third quarter of 2008 was $5.7 million, or $0.30 per diluted share, compared to net loss of ($505,000) or $(0.03) per diluted share, for the same period in 2007. The net income for the third quarter of 2008 included a $5.4 million gain on derivative financial instruments, which is predominantly attributable to the decrease in the publicly traded value of the Company’s warrants during the quarter, compared to a ($675,000) loss for the third quarter of 2007.

Adjusted EBITDA for the third quarter ended September 30, 2008 was $3.6 million, as compared to an Adjusted EBITDA loss of approximately ($435,000) for the same period of 2007. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes gain (loss) on derivative financial instruments, and stock-based compensation. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance, or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as a means to measure performance. The Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The tables below reconcile Adjusted EBITDA, a non-GAAP measure, to net income for the three and nine months ended September 30, 2008 and 2007.

Reconciliation from Net Income to Adjusted EBITDA:

	Three Months Ended September 30
(in thousands, except per share data)	2008	2007	I-Flow Predecessor 2007
Net Income	$5,704	$(505)	$1,308
Adjustments:
Interest expense	937	18	—
Interest income	(11)	(1,210)	—
Income tax expense	399	323	936
Depreciation - Pumps	978	—	1,032
Depreciation - Other	47	—	39
Amortization	456	—	—

EBITDA	$8,511	$(1,374)	$3,315
Adjustments:
(Gain) loss on derivatives	(5,381)	675	—
Stock based compensation	479	264	159

Adj. EBITDA	$3,609	$(435)	$3,474

Adj. EBITDA EPS - basic	0.20	(0.02)	N/A
Adj. EBITDA EPS - diluted	0.19	(0.02)	N/A

Reconciliation from Net Income to Adjusted EBITDA:

(in thousands, except per share data)	Nine Months Ended September 30
	2008	2007	I-Flow Predecessor 2007
Net Income	$8,700	$(928)	$3,604
Adjustments:
Interest expense	2,828	33	(237)
Interest income	(14)	(3,534)	—
Income tax expense	399	752	2,460
Depreciation - Pumps	2,908	—	2,307
Depreciation - Other	133	—	125
Amortization	1,370	—	—

EBITDA	$16,325	$(3,677)	$8,259
Adjustments:
(Gain) loss on derivatives	(8,665)	675	—
Stock based compensation	1,166	1,490	305

Adj. EBITDA	$8,826	$(1,512)	$8,564

Adj. EBITDA EPS - basic	0.50	(0.08)	N/A
Adj. EBITDA EPS - diluted	0.47	(0.08)	N/A

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

(Tables follow)

InfuSystem Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	10,795	3,960
Accounts receivable, less allowance for doubtful accounts of $1,935 and $1,638 at September 30, 2008 and December 31, 2007, respectively; September 30, 2008 and December 31, 2007 include $40 and $103 due from I-Flow, respectively	4,132	6,304
Inventory supplies	397	364
Prepaid expenses and other current assets	394	1,263
Deferred income taxes	4	4

Total Current Assets	15,722	11,895
Property & equipment, net	11,232	13,504
Deferred debt issuance costs, net	1,424	1,918
Deferred Income Taxes	—	—
Goodwill	56,580	56,544
Intangible assets, net	31,195	32,565

Total Assets	116,153	116,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	1,213	1,076
Other current liabilities	776	1,886
Derivative liabilities	3,742	12,407
Current portion of long-term debt; September 30, 2008 and December 31, 2007 include $3,270 and $2,044 payable to I-Flow, respectively	3,348	2,044

Total Current Liabilities	9,079	17,413
Long-term debt, net of current portion; September 30, 2008 and December 31, 2007 include $27,798 and $30,250 payable to I-Flow, respectively	28,159	30,250
Deferred income taxes	403	4

Total Liabilities	37,641	47,667

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,426,421 and 18,315,430, respectively; outstanding 17,192,377 and 16,824,295, respectively	2	2
Additional paid-in capital	80,490	79,437
Retained deficit	(1,980)	(10,680)

Total Stockholders’ Equity	78,512	68,759

Total Liabilities and Stockholders’ Equity	116,153	116,426

InfuSystem Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except per share data)	2008	2007	I-Flow Predecessor 2007	2008	2007	I-Flow Predecessor 2007
Net revenues	$8,958	$—	$7,822	$26,323	$—	$23,528

Operating expenses:
Cost of Revenues - Product and supply costs	1,340	—	1,159	4,182	—	3,746
Cost of Revenues - Pump depreciation	978	—	1,032	2,908	—	2,307
Provision for doubtful accounts	702	—	619	2,477	—	3,278
Amortization of intangibles	456	—	—	1,370	—	—
Selling and marketing	1,131	—	1,036	3,401	—	3,030
General and administrative	2,703	699	1,732	8,737	3,002	5,340

Total Operating Expenses	7,310	699	5,578	23,075	3,002	17,701

Other income (expense):
Gain (loss) on derivatives	5,381	(675)	—	8,665	(675)	—
Interest income	11	1,210	—	14	3,534	—
Interest expense	(937)	(18)	—	(2,828)	(33)	237

Total other income	4,455	517	—	5,851	2,826	237

Income (loss) before income taxes	6,103	(182)	2,244	9,099	(176)	6,064
Income tax expense	(399)	(323)	(936)	(399)	(752)	(2,460)

Net income (loss)	5,704	(505)	1,308	8,700	(928)	3,604

Net income (loss) per share:
Basic	0.31	(0.03)	N/A	0.49	(0.05)	N/A
Diluted	0.30	(0.03)	N/A	0.47	(0.05)	N/A
Weighted average shares outstanding:

Basic	18,442,957 *	18,625,252	N/A	17,757,075 *	18,625,252	N/A

Diluted	18,794,182	18,625,252	N/A	18,581,789	18,625,252	N/A

*	Includes, from April 25, 2008, the 1,234,044 shares referenced in Notes 9 and 10 to our Consolidated Financial Statements included in this Quarterly Report on Form 10-Q.

InfuSystem Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)	Nine Months Ended September 30,
	2008	2007	I-Flow Predecessor 2007
OPERATING ACTIVITIES
Net Income (Loss)	8,700	(928)	3,604

Items included in net income not requiring cash:
(Gain) loss on derivative liabilities	(8,665)	675	—
Provision for doubtful accounts	2,477	—	3,278
Depreciation	3,041	—	2,432
Amortization of intangible assets	1,370	—	—
Amortization of deferred debt issuance costs	494	—	—
Loss on disposal of assets	385	—	241
Interest Income on Investments Held in Trust	—	(3,528)	—
Withdrawal of interest earned on investments held in trust	—	422	—
Stock-based compensation	1,166	1,490	305
Deferred Income Taxes	399	—	(517)
Changes in current assets and liabilities:
Decrease (increase) in accounts receivable	(305)	—	(1,636)
Decrease (increase) in prepaid expenses and other current assets	836	439	(129)
(Decrease) increase in accounts payable and other current liabilities	(628)	768	(953)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,270	(662)	6,625

INVESTING ACTIVITIES
Payment of deferred acquisition costs	(105)	(252)	—
Capital expenditures	(951)	—	(2,664)
Proceeds from sale of property	—	—	231

NET CASH USED IN INVESTING ACTIVITIES	(1,056)	(252)	(2,433)

FINANCING ACTIVITIES
Net capital distributions to parent	—	—	(5,147)
Principal payments on term loan	(1,226)	—	—
Common stock repurchased to satisfy minimum statutory	(113)	—	—
withholding on stock-based compensation
Principal payments on capital lease obligation	(40)	—	—
Proceeds from issuance of warrants	—	514	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,379)	514	(5,147)

Net change in cash and cash equivalents	6,835	(400)	(955)
Cash and cash equivalents, beginning of period	3,960	427	1,956

Cash and cash equivalents, end of period	10,795	27	1,001

SUPPLEMENTAL DISCLOSURES
Cash paid for interest (including swap payments/proceeds, and excluding capitalized interest)	$2,334	$4	$—
Cash paid for income taxes	$478	$695	$186
NON-CASH TRANSACTIONS
Additions to property	$80	$—	$241
Property acquired with a capital lease	$480	$—	$—
Issuance of vested restricted shares (number of shares)	150	—	—

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